Exhibit 3.1

FILED 09 NOV-9 SECRETARY of STATE TALLAHASSEE, FLORIDA

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION OF SCORPION PERFORMANCE, INC.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION, PREFERENCES, AND
RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK

          Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the President of Scorpion Performance, Inc., a Florida corporation (the “Corporation”) bearing document number P99000109561 certifies:

          FIRST: Articles of Amendment to the Articles of Incorporation of the Corporation setting forth the Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock, $.001 par value, were filed with the Secretary of State of Florida on July 15, 2009.

          SECOND: On July 17, 2009, the sole director of the Corporation authorized an amendment to the Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock to clarify certain conversion and transfer restrictions.

          Accordingly, the Amended and Restated Articles of Incorporation of the Corporation are amended to include the following amended and restated designations, powers, preferences and rights, and the qualifications, limitations or restrictions, with respect of the Series B Convertible Preferred Stock of the Corporation:

Series B Convertible Preferred Stock

1.

Designation and Number of Shares. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock”, and the number of shares constituting such series shall be five hundred thousand (500,000) shares. The price per share shall be $0.001 per share (the “Original Purchase Price”). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.

Ranking. The Series B Preferred Stock shall rank on parity with the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the “Parity Securities”), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

3.

Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series B Preferred Stock shall be entitled to receive assets and funds on parity with the Parity Securities. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series B Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series B Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series B Preferred Stock and of such Parity Securities, if any.

4.	Dividends. None.

5.	Conversion Rights.

(a)

Conversion. Shares of the Series B Preferred Stock may be converted only upon a Change of Control” of the Corporation. For purposes of this Agreement, a “Change in Control” shall mean at such time as (i) any “person or group of persons” (as that term is used in Section 13(d) and 14(d) of the Exchange Act) other than the current “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act) is or becomes the “beneficial owner”, directly or indirectly, of securities of the Corporation representing 51% or more of the combined voting power of the Corporation’s outstanding securities then having the right to vote at elections of directors; or (ii) the current sole director resigns or is otherwise removed from the Board of Directors of the Corporation. Upon the occurrence of a Change of Control, each holder of record of shares of the Series B Convertible Preferred Stock shall have the right to convert all or any part of such holder’s shares of Series B Convertible Preferred Stock into that number of fully paid and non-assessable shares of Common Stock as shall be determined by dividing the Original Purchase Price by the “Conversion Price”. The Conversion Price shall initially be $0.001 and shall be subject to adjustment as provided below. There is no mandatory conversion.

	(b)	Mechanics of Conversion.

(i)

Before any holder of Series B Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, within five business days, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the “Conversion Date.”

(ii)

All Common Stock, which may be issued upon conversion of the Series B Convertible Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

	(c)	Conversion Price Adjustments. The Conversion Price shall be subject to the adjustment provisions of Section 6 below.

6.

Anti-Dilution Provisions. During the period in which any shares of Series B Convertible Preferred Stock remain outstanding, the Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series B Convertible Preferred Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series B Convertible Preferred Stock upon the happening of certain events as follows:

(a)

Consolidation, Merger or Sale. If any consolidation or merger of the Corporation with an unaffiliated third-party, or the sale, transfer or lease of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series B Convertible Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series B Convertible Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series B Convertible Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases. Holders shall not be required to convert Series B stock pursuant to this Section 6(a).

(b)

Common Stock Dividends, Subdivisions, Combinations, etc. In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying the then applicable Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

(c)

Notice of Adjustment. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Price issuable upon exercise of each share of Series B Convertible Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

7.

Voting Rights. Each share of Series B Preferred Stock shall vote on a thirty for one basis, together with the Corporation’s Common Stock, except as otherwise required by law. For clarification purposes, each share of Series B Preferred Stock shall vote thirty times per share for every one vote of outstanding share of Common Stock.

8.

Redemption. Neither the Corporation nor the holders of the Series B Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series B Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Corporation, as and to the extent herein provided.

9.

Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series B Convertible Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series B Convertible Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

10.

Transfer of Shares. The initial holders of the Series B Preferred Shares may not sell, assign or otherwise transfer any part or all of their shares of Series B Preferred Stock except for shares disposed of as bona fide gifts or transfers to any trust for the direct or indirect benefit of such holder or the initial holder’s immediate family. “Immediate Family” shall mean an initial holder’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, former spouses, siblings, nieces, nephews, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brother-in-law, or sister-in-law, including adoptive relationships. Any transferee/donee of such shares shall be bound by the preferences, voting powers or relative, participating, optional, preemptive or other special rights as set forth above in this Amended and Restated Certificate of Designations of Series B Convertible Preferred Stock.

11.	Miscellaneous.

(a)

The shares of the Series B Convertible Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Amended and Restated Certificate of Designations of Series B Convertible Preferred Stock and in the Amended and Restated Articles of Incorporation of the Corporation.

(b)	The holders of the Series B Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

(c)

Holders of fifty-one percent (51%) of the outstanding shares of Series B Convertible Preferred Stock may, voting as a single class, elect to waive any provision of this Amended and Restated Certificate of Designations of Series B Convertible Preferred Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series B Convertible Preferred Stock.

          The foregoing Amended and Restated Certificate of Designations of Series B Convertible Preferred Stock was adopted by the sole director of the Corporation on July 17, 2009 pursuant to the Florida Business Corporation Act and prior to the issuance of any shares of Series B Preferred Stock. No vote of the shareholders was required; therefore, the number of votes cast for the Amendment to the Corporation’s Amended and Restated Articles of Incorporation was sufficient for approval.

          IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer on July 17, 2009.

SCORPION PERFORMANCE, INC.

/s/	Robert Stopanio
President